UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 2, 2012

Lattice Semiconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N. E. Moore Court
Hillsboro, Oregon 97124-6421
(Address of principal executive offices, including zip code)

(503) 268-8000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 2, 2012, the stockholders of Lattice Semiconductor Corporation (the "Company") approved the Lattice Semiconductor Corporation 2012 Employee Stock Purchase Plan (the “ESPP”) at the Annual Meeting. The ESPP was previously approved by the Board, upon recommendation by the Compensation Committee (the "Committee"), subject to shareholder approval at the annual meeting of stockholders.
The following is a summary of the principal provisions of the ESPP. The following summary does not purport to be complete and is qualified in its entirety by reference to the full text of the ESPP, which was attached as Annex 1 to the Company's definitive proxy statement on Schedule 14A filed on April 12, 2012, and is incorporated herein by reference. In addition, a more detailed summary of the ESPP can be found on pages 10-12 of such definitive proxy statement, which description is also incorporated herein by reference.
The ESPP provides a means by which eligible employees of the Company and its designated subsidiaries may be given an opportunity to purchase shares of the Company's common stock at a discount using payroll deductions. The ESPP authorizes the issuance of up to 3 million shares of the Company's common stock, subject to adjustment as provided in the ESPP for stock splits, stock dividends, recapitalizations and other similar events.
The ESPP consists of two separate plans: one for employees in the United States and one for international employees. The portion of the ESPP for employees in the United States is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.
The Board designated the Committee to serve as the ESPP administrator. Under the ESPP, unless the Committee determines higher percentages, the Company will initially sell shares to participants at a price equal to the lesser of 85% of the fair market value of a share of common stock on (i) the first trading day of the purchase period set by the Committee and (ii) the purchase date.
Persons eligible to participate in the ESPP generally include employees of the Company and its designated subsidiaries who are customarily employed by the Company or its designated subsidiaries for more than 20 hours per week, who have been employed for at least six months prior to enrolling in the ESPP, whose customary employment is for more than 5 months in any calendar year, and who, immediately upon purchasing shares under the ESPP, would own directly or indirectly, an aggregate of less than 5% of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any subsidiary.

Item 5.07 Submission of Matters to a Vote of Security Holders
The annual meeting of stockholders of Lattice Semiconductor Corporation (the "Company") was held on Tuesday, May 2, 2012, in Hillsboro, Oregon. Stockholders representing 109,655,635 shares, or 92.6% of the outstanding shares as of the March 9, 2012 record date, were present in person or were represented at the meeting by proxy. The final results of voting for each matter submitted to a vote of stockholders at the meeting are as follows.
Proposal 1: Election of Directors

Each of the eight nominees for director was elected, and the voting results are set forth below:

Nominee	For	Withheld	Broker Non-Votes
Darin G. Billerbeck	99,947,930	265,432	9,422,273
Patrick S. Jones	99,936,514	276,848	9,422,273
Robin A. Abrams	89,172,786	11,040,576	9,422,273
John Bourgoin	99,937,951	275,411	9,422,273
Balaji Krishnamurthy	99,949,361	264,001	9,422,273
W. Richard Marz	99,880,525	332,837	9,422,273
Gerhard H. Parker	99,943,281	270,081	9,422,273
Hans Schwarz	99,951,152	262,210	9,422,273

Proposal 2: Approval of the Lattice Semiconductor Corporation 2012 Employee Stock Purchase Plan

The proposal to approve the Lattice Semiconductor Corporation 2012 Employee Stock Purchase Plan was approved, and the voting results are set forth below:

For	Withheld	Abstain	Broker Non-Votes
95,003,922	1,705,416	3,504,024	9,422,273

Proposal 3: Advisory Approval of Named Executive Officer Compensation

The proposal to approve, as an advisory vote, the compensation of the Company's named executive officers was approved, and the voting results are set forth below:

For	Withheld	Abstain	Broker Non-Votes
96,230,072	483,770	3,499,520	9,422,273

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

The ratification of KPMG LLP was approved, and the voting results are set forth below:

For	Withheld	Abstain	Broker Non-Votes
109,353,333	182,298	120,004	—

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION
Date: May 22, 2012	By:	/s/ Byron W. Milstead
Byron W. Milstead Corporate Vice President and General Counsel

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